EXHIBIT E

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF MANAGERS OF TERNIO, LLC

IN LIEU OF A MEETING

The undersigned, being all of the managers of Ternio, LLC, a Delaware limited  liability company (the “Company”), acting by written consent without a meeting pursuant to Section 18- 404 of the Delaware Limited Liability Company Act, do hereby consent to the adoption of the following resolutions:

WHEREAS, the Managers of Ternio, LLC has determined that it is in the best interests of the Company to effect a 20-for-1 unit split of its Class B Common Units, (the "Class B Common Unit"), in the form of a 100% unit dividend (the “Class B Common Unit Split”);

WHEREAS, the Managers of Ternio, LLC has determined that it is in the best interests of the Company to effect a 20-for-1 unit split of its preferred units, (the "Preferred Unit"), in the form of a 100% unit dividend (the “Preferred Unit Split”);

WHEREAS, in order to provide sufficient authorized and unissued shares of Common Units and Preferred Unit to effect the Common Unit Split and the Preferred Unit Split, the Board has determined that it is in the best interests of the Company to amend the Operating Agreement of the Company to increase the number of authorized shares of Class B Common Units from 12,259,138 to 245,182,760 and to increase the number of authorized shares of Preferred Units from 240,860 to 4,817,200;

FURTHER WHEREAS, after giving affect to the 20-1 Common Unit Split, the Board has further determined that it is in the best interest of the Company to authorize an additional 15,217,392 Class B Common Units such that after the 20-1 Common Unit Split and the authorization of an additional 15,217,392 Class B Common Units, the total number of Class B Common Units shall be 260,400,152.

WHEREAS, the Company in the best interest of the Company and the Members desires to enter into Amendment No. 1 to the Amended and Restated Operating Agreement in the form of the Amendment No. 1 to the Amended and Restated Operating Agreement of Ternio, LLC as attached hereto as Exhibit A; and

WHEREAS, the Managers of the Company have presented to the Board of Managers (the “Board”) with a proposal whereby the Company would amend the existing Offering to reflect an increase in the total number of Preferred and Common Units available to lower the per Common Unit offering price based on the 20-1 Preferred Unit, Class B Common Unit Split, and further the issuance of additional Class B Common Units post spit; and

WHEREAS, the Board has determined that the Offering and any transactions related thereto are advisable and in the best interests of the Company and its Members.

NOW THEREFORE LET IT BE:

Unit Split

RESOLVED, that each Member or Unit Holder of record as of the close of business on June 24, 2021, shall be entitled to receive on or as soon as practicable and without surrender of any certificates for its Units, 20 additional Units for each Unit of held by such stockholder, such Units shall be of the same class of Units such Member had previously held and shall have the right and privileges of such Units;

Authorization of Additional Class B Common Units

RESOLVED, after giving effect to the 20-1 Class B Common Unit Split, the Board declares it advisable and in the best interests of the Company to further authorize an additional 15,27,392 Class B Common Units;

Adoption of Amendment No. 1 to the Amended and Restated Operating Agreement of Ternio, LLC

RESOLVED, that the Board declares it advisable and in the best interests of the Company to amend the Operating Agreement of the Company to increase the number of authorized shares of Class B Common Units from 12,259,138 to 260,400,162;

RESOLVED, that the Board declares it advisable and in the best interests of the Company to amend the Operating Agreement of the Company to increase the number of authorized shares of Preferred Units from 240,860 to 4,817,200;

RESOLVED, that Amendment No. 1 to the Amended and Restated Operating Agreement of Ternio, LLC in the form attached as Exhibit A hereto (the “Amendment No. 1 to the Amended  and  Restated  Operating  Agreement of Ternio, LLC”) is hereby  adopted  and approved, subject to the approval of such certificate by the stockholders of the Company; and, the Managers are instructed to place same or a copy thereof in the record book of the Company;

RESOLVED, that the Managers maintain a copy of the Amended and Restated Operating Agreement, and any and all amendments, restatements, modifications, or supplements thereto, at the principal office of the Company, available for inspection by the Members;

Offering of Securities

RESOLVED, that the Board has determined it is advisable and in the best interests of the Company and its Members to undertake the Offering pursuant to which the Company will create,

issue and sell, on a current, delayed, or continuous basis, up to $25,000,000.42 aggregate principal amount of Class B Non-Voting Common Units of the Company (the “Units”) at an offering price of $.46 per Unit;

General

RESOLVED, that the Managers be, and each of them individually hereby is, authorized and directed to do and perform or cause to be done and performed all such acts, deeds. and things, and to make, execute, and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments, or certificates in the name of the Company and to retain such counsel, agents, and advisors and to incur and pay such expenses, fees, and taxes as shall, in the opinion of the managers of the Company executing the same, be deemed necessary or advisable (such  necessity or advisability  to be conclusively evidenced by  the execution thereof) to effectuate or carry out fully the purpose and interest of all of the foregoing resolutions; and that any and all such actions heretofore or hereafter taken by the managers relating to and within the terms of these resolutions be, and they hereby are, adopted, affirmed, approved, and ratified in all respects as the act and deed of the Company; and

RESOLVED, that any and all actions heretofore taken by any Authorized Officer(s) in connection with the matters contemplated hereby on or prior to the date on which the Board adopted these resolutions be, and they hereby are ratified, confirmed and approved; and

RESOLVED, that an executed copy of this Unanimous Written Consent shall be filed with the minutes of the proceedings of the managers.

This Unanimous Written Consent may be signed in two or more counterparts, each of which shall be an original, and all of which shall be deemed one instrument.

IN WITNESS WHEREOF, the undersigned managers have duly executed this Unanimous Written Consent as of July 5, 2021.